CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$2,000,000	$78.60

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)

Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $296,137.83 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-117770) filed by JPMorgan Chase & Co. on July 30, 2004, and have been carried forward, of which $78.60 offset against the registration fee due for this offering and of which $296,059.23 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing supplement no. 1492 To prospectus dated December 1, 2005, prospectus supplement dated October 12, 2006 and product supplement no. 49-III dated December 17, 2007	Registration Statement No. 333-130051 Dated August 18, 2008 Rule 424(b)(2)

Structured Investments	JPMorgan Chase & Co. $2,000,000 95% Principal Protected Notes Linked to the Performance of the U.S. Dollar Relative to a Currency Basket due August 23, 2010

General

  The notes are designed for investors who believe the U.S. Dollar will appreciate relative to a weighted basket consisting of five currencies, which we refer to as the Basket Currencies, over the term of the notes. If the U.S. Dollar appreciates against the Basket Currencies in the aggregate, your payment at maturity will increase; if the U.S. Dollar depreciates against the Basket Currencies in the aggregate, your payment at maturity will decline. Investors should be willing to forgo interest payments while seeking 95% principal protection at maturity (5% of your principal is at risk).
  Cash payment at maturity of $950 plus the Additional Amount, as described below, which may be zero.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing August 23, 2010*.
  Minimum denominations of $20,000 and integral multiples in excess thereof.
  The terms of the notes set forth in “Key Terms” below, to the extent they differ from or conflict with those set forth in the accompanying product supplement no. 49-III, supersede the terms set forth in product supplement no. 49-III. In particular, for purposes of these notes, the method of calculating the Basket Currency Return for each Basket Currency (as set forth under “Key Terms — Basket Currency Return” in this pricing supplement) is different from the methodology set forth in the accompanying product supplement no. 49-III, which will result in different Basket Currency Returns than if they were calculated in the manner described in the accompanying product supplement no. 49-III.
  The notes priced on August 18, 2008 and are expected to settle on or about August 21, 2008.

Key Terms

Basket:

A weighted basket consisting of the European Union Euro (“EUR”), the British Pound Sterling (“GBP”), the Canadian Dollar (“CAD”), the Australian Dollar (“AUD”) and the Swiss Franc (“CHF”) (each a “Basket Currency,” and together, the “Basket Currencies”) that measures the performance of the Basket Currencies relative to the U.S. Dollar (the “Basket”). For information about the Basket Currencies, the Basket Currency Weights and the calculation of the Starting Spot Rate see “Additional Key Terms” on page TS-1 of this pricing supplement.

Reference Currency:	The U.S. Dollar
Payment at Maturity:	At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $950 plus the Additional Amount, which may be zero.
Additional Amount:

The Additional Amount per $1,000 principal amount note paid at maturity will equal $1,000 x the Basket Return x the Participation Rate; provided that the Additional Amount will not be less than zero.

See “Selected Risk Considerations — Your Notes Are Subject to an Embedded Maximum Payment At Maturity” for more information.

Partial Principal Protection Percentage:	95% (5% of your principal is at risk).
Participation Rate:	155%
Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:	Set equal to 100 on the pricing date, which was August 18, 2008.
Ending Basket Level:	The Basket Closing Level on the Observation Date.
Basket Closing Level:

The Basket Closing Level on the Observation Date will be calculated as follows:

100 x [1 + (EUR Return * 50%) + (GBP Return * 12.50%) + (CAD Return * 12.50%) +
(AUD Return * 12.50%) + (CHF Return * 12.50%)]

Each of the EUR Return, the GBP Return, the CAD Return, the AUD Return and the CHF Return refers to the Basket Currency Return for the European Union Euro, the British Pound Sterling, the Canadian Dollar, the Australian Dollar and the Swiss Franc, respectively.

Basket Currency Return:	With respect to each Basket Currency:
	1 –	Starting Spot Rate Ending Spot Rate

For more information on the calculation of the Basket Currency Return for each Basket Currency, see “Additional Key Terms — Basket Currency Weights” and “Selected Purchase Considerations — Basket Currency Returns” in this pricing supplement.

Observation Date:	August 18, 2010*
Maturity Date:	August 23, 2010*
CUSIP:	48123LMQ4
*	Subject to postponement as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 49-III.

Investing in the 95% Principal Protected Notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 49-III and “Selected Risk Considerations” beginning on page TS-3 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

To the extent the information contained in footnotes (1) and (2) below differs from or conflicts with the disclosure set forth under “Use of Proceeds” in product supplement no. 49-III, the information in the footnotes (1) and (2) below controls.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$1,000	$26.50	$973.50

Total	$2,000,000	$53,000	$1,947,000

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)

J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission of $26.50 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize in consideration for assuming risks inherent in hedging our obligations under the notes. See “Underwriting” beginning on page PS-27 of the accompanying product supplement no. 49-III.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

August 18, 2008

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated October 12, 2006 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 49-III dated December 17, 2007. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated August 15, 2008 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 49-III, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 49-III dated December 17, 2007:
  http://www.sec.gov/Archives/edgar/data/19617/000089109207005420/e29564_424b2.pdf

  Prospectus supplement dated October 12, 2006:
  http://www.sec.gov/Archives/edgar/data/19617/000089109206003117/e25276_424b2.pdf

  Prospectus dated December 1, 2005:
  http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Additional Key Terms

  Basket Currency Weights — The following table sets forth the Basket Currencies, the Starting Spot Rate for each Basket Currency, the applicable Reuters Page and the weighting of each Basket Currency:
Basket Currency	Starting Spot Rate	Reuters Page	Percentage Weight of Basket

European Union Euro (EUR) ††	0.68016	WMRSPOT05	50.00%
British Pound Sterling (GBP) ††	0.53598	WMRSPOT07	12.50%
Canadian Dollar (CAD) †††	1.06195	WMRSPOT09	12.50%
Australian Dollar (AUD) ††	1.14976	WMRSPOT12	12.50%
Swiss Franc (CHF) †††	1.09915	WMRSPOT07	12.50%

†† The Starting Spot Rate for each of the European Union Euro, the British Pound Sterling and the Australian Dollar will be equal to one divided by the amount of U.S. Dollars per one unit of the applicable Basket Currency and was determined by the calculation agent in good faith and in a commercially reasonable manner at approximately 11:00 a.m., New York City time, on the pricing date taking into account the quotient of one divided by the rates displayed on the applicable Reuters page.

††† The Starting Spot Rate for each of the Canadian Dollar and the Swiss Franc will be equal to the amount of such Basket Currency per U.S. Dollar and was determined by the calculation agent in good faith and in a commercially reasonable manner at approximately 11:00 a.m., New York City time, on the pricing date taking into account the rates displayed on the applicable Reuters page.

For information about the risks related to this discretion, see “Selected Risk Considerations — Potential Conflicts” on page TS-2 of this pricing supplement.

  CURRENCY BUSINESS DAY — A “currency business day,” with respect to each Basket Currency, means (1) any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close and (2) (i) with respect to the European Union Euro, a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in Frankfurt, Germany and (ii) with respect to the British Pound Sterling, a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in London, England and (iii) with respect to the Canadian Dollar, a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in The City of New York, (iv) with respect to the Australian Dollar, a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in Sydney, Australia and (v) with respect to the Swiss Franc, a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in Zurich, Switzerland.

JPMorgan Structured Investments — 95% Principal Protected Notes Linked to the Performance of the U.S. Dollar Relative to a Currency Basket	PS-1

What Is the Payment at Maturity on the Notes Assuming a Range of Performance for the Basket?

The following table illustrates the payment at maturity (including, where relevant, the payment of the Additional Amount) for a $1,000 principal amount note for a hypothetical range of performance for the Basket Return from -80% to +80% and reflects the Participation Rate of 155%. The hypothetical payments at maturity (including, where relevant, the Additional Amount) set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Basket Return x Participation Rate (155%)	Additional Amount		Principal		Payment at Maturity

180.000	80.000%	124.000%	$1,240.00	+	$950	=	$2,190.00
170.000	70.000%	108.500%	$1,085.00	+	$950	=	$2,035.00
160.000	60.000%	93.000%	$930.00	+	$950	=	$1,880.00
150.000	50.000%	77.500%	$775.00	+	$950	=	$1,725.00
140.000	40.000%	62.000%	$620.00	+	$950	=	$1,570.00
130.000	30.000%	46.500%	$465.00	+	$950	=	$1,415.00
120.000	20.000%	31.000%	$310.00	+	$950	=	$1,260.00
110.000	10.000%	15.500%	$155.00	+	$950	=	$1,105.00
105.000	5.000%	7.750%	$77.50	+	$950	=	$1,027.50
103.226	3.226%	5.000%	$50.00	+	$950	=	$1,000.00
101.000	1.000%	1.550%	$15.50	+	$950	=	$965.50
100.000	0.000%	0.000%	$0.00	+	$950	=	$950.00
95.000	-5.000%	N/A	$0.00	+	$950	=	$950.00
90.000	-10.000%	N/A	$0.00	+	$950	=	$950.00
80.000	-20.000%	N/A	$0.00	+	$950	=	$950.00
70.000	-30.000%	N/A	$0.00	+	$950	=	$950.00
60.000	-40.000%	N/A	$0.00	+	$950	=	$950.00
50.000	-50.000%	N/A	$0.00	+	$950	=	$950.00
40.000	-60.000%	N/A	$0.00	+	$950	=	$950.00
30.000	-70.000%	N/A	$0.00	+	$950	=	$950.00
20.000	-80.000%	N/A	$0.00	+	$950	=	$950.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 120. Because the Ending Basket Level of 120 is greater than the Starting Basket Level of 100, the Additional Amount is equal to $310 and the payment at maturity is equal to $1,260 per $1,000 principal amount note, calculated as follows:

$950 + ($1,000 x [(120-100)/100] x 155%) = $1,260

Example 2: The level of the Basket declines from the Starting Basket Level of 100 to an Ending Basket Level of 95. Because the Ending Basket Level of 95 is less than the Starting Basket Level of 100, the Basket Return is negative, the Additional Amount is equal to $0 and the payment at maturity is equal to $950 per $1,000 principal amount note (reflecting a loss of 5% of principal).

Example 3: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 110. Because the Ending Basket Level of 110 is greater than the Starting Basket Level of 100, the Additional Amount is equal to $155 and the payment at maturity is equal to $1,105 per $1,000 principal amount note, calculated as follows:

$950 + ($1,000 x [(110-100)/100] x 155%) = $1,105

Example 4: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 101. Although the Ending Basket Level of 101 is greater than the Starting Basket Level of 100, resulting in a positive Basket Return, the Additional Amount is equal to only $15.50 and the payment at maturity is equal to $965.50 per $1,000 principal amount note (reflecting a loss of 3.45% of principal), calculated as follows:

$950 + ($1,000 x [(101-100)/100] x 155%) = $965.50

Selected Purchase Considerations

  PRESERVATION OF AT LEAST 95% OF YOUR PRINCIPAL AT MATURITY — You will receive at least 95% of the principal amount of your notes if you hold the notes to maturity, regardless of the performance of the Basket. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  APPRECIATION POTENTIAL — At maturity, if the Ending Basket Level is greater than or equal to the Starting Basket Level, in addition to your principal, for each $1,000 principal amount note you will receive a payment equal to $1,000 x the Basket Return x the Participation Rate. Accordingly, any return at maturity will be determined by the appreciation of the Basket and the Participation Rate. See “Selected Risk Considerations — Your Notes Are Subject to an Embedded Maximum Payment at Maturity” for additional information.

JPMorgan Structured Investments — 95% Principal Protected Notes Linked to the Performance of the U.S. Dollar Relative to a Currency Basket	PS-2

  BASKET CURRENCY RETURNS — Each of the EUR Return, the GBP Return and the AUD Return reflects the performance of the relevant Basket Currency, expressed as one minus a fraction, the numerator of which is the Spot Rate of such Basket Currency in the interbank market on the pricing date, which we refer to as a Starting Spot Rate, and the denominator of which is the Spot Rate of such Basket Currency on the Observation Date, which we refer to as an Ending Spot Rate. The Spot Rate of each of the European Union Euro, the British Pound Sterling and the Australian Dollar on a given date that falls after the pricing date is equal to one divided by the applicable amount reported by Reuters Group PLC on page WMRSPOT05 (for the EUR Return), page WMRSPOT07 (for the GBP Return) and page WMRSPOT12 (for the AUD Return) at approximately 6:00 p.m., New York City time, on such date, and is expressed as one divided by the amount of Reference Currency per one unit of Basket Currency. Each of the CAD Return and the CHF Return reflects the performance of the relevant Basket Currency, expressed as one minus a fraction, the numerator of which is the Starting Spot Rate of such Basket Currency and the denominator of which is the Ending Spot Rate of such Basket Currency. The Spot Rate of each of the Canadian Dollar and the Swiss Franc on a given date that falls after the pricing date is equal to the applicable amount reported by Reuters Group PLC on page WMRSPOT09 (for the CAD Return) and page WMRSPOT07 (for the CHF Return) at approximately 6:00 p.m., New York City time, on such date, and is expressed as the amount of Basket Currency per one unit of the Reference Currency. For additional information, see “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 49-III.
  DIVERSIFICATION AMONG THE BASKET CURRENCIES — Because the European Union Euro makes up 50% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend significantly on the performance of the European Union Euro relative to the U.S. Dollar.
  The return on the notes is linked to the performance of a basket of global currencies, which we refer to as the Basket Currencies, relative to the U.S. Dollar, and will enable you to participate in any appreciation in the U.S. Dollar relative to the value of the Basket Currencies during the term of the notes. Accordingly, the value of the Basket increases when U.S. Dollar appreciates in value against the individual Basket Currencies. The Basket is based on a weighted group of currencies consisting of the European Union Euro, the British Pound Sterling, the Canadian Dollar, the Australian Dollar and the Swiss Franc.
  TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 49-III. Subject to the limitations described therein, in the opinion of our special tax counsel, Davis Polk & Wardwell the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” You will generally be required to recognize interest income in each year at the “comparable yield,” as determined by us, although we may not make any payments with respect to the notes until maturity. Interest included in income will increase your basis in the notes. Generally, amounts received at maturity or earlier sale or exchange in excess of your basis will be treated as additional interest income while any loss will be treated as an ordinary loss to the extent of all previous inclusions with respect to the notes, which will be deductible against other income (e.g., employment and interest income), with the balance treated as capital loss, which may be subject to limitations. Purchasers who are not initial purchasers of notes at the issue price should consult their tax advisers with respect to the tax consequences of an investment in the notes, including the treatment of the difference, if any, between their basis in the notes and the notes’ adjusted issue price.
  COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We have determined that the “comparable yield” is an annual rate of 4.49%%, compounded semiannually. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 note consists of a single payment at maturity equal to $1,093.25.
  Assuming a semiannual accrual period, the following table states the amount of OID that will accrue with respect to a note during each calendar period, based upon our determination of the comparable yield and the projected payment schedule:

Calendar Period	Accrued OID During Calendar Period (per $1,000 note)	Total Accrued OID from Original Issue Date per $1,000 note as of End of Calendar Period

August 21, 2008 through December 31, 2008	$16.09	$16.09

January 1, 2009 through December 31, 2009	$22.81	$38.90

January 1, 2010 through August 23, 2010	$54.35	$93.25

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount, if any, that we will pay on the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket Currencies or any contracts related to the Basket Currencies. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 49-III dated December 17, 2007. The risk considerations described below supplement, and to the extent they conflict with the risk factors described under “Risk Factors” in the accompanying product supplement no. 49-III, supersede the risk factors set forth in the product supplement no. 49-III.

  CURRENCY MARKET RISK — The return on the notes at maturity is linked to the performance of the Basket, and will depend on whether, and the extent to which, the Basket Return is positive. Any positive Basket Return will depend on the aggregate performance of the Basket Currencies relative to the U.S. Dollar. For example, the value of any currency, including the Basket Currencies, may be affected by complex political and economic factors. The value of each Basket Currency, relative to the U.S. Dollar, is, at any moment, the result of the interaction between many factors directly or indirectly affecting economic or political developments in the originating country (or countries) of each Basket Currency and the United States, including economic and political developments in other countries. Therefore, in calculating the Ending Basket Level, declines in one or more of the Basket Currencies relative to the U.S. Dollar may be moderated, or more than offset, by lesser declines or increases in the remaining Basket Currencies relative to the U.S. Dollar.
  YOUR INVESTMENT MAY RESULT IN A 5% LOSS AT MATURITY — The return on the notes at maturity is linked to the performance of the Basket, and will depend on whether, and the extent to which, the Basket Return is positive or negative. If the Basket Return is zero or negative, the Additional Amount will be zero. YOU WILL RECEIVE NO MORE THAN 95% OF THE PRINCIPAL AMOUNT OF YOUR NOTES (REFLECTING A 5% LOSS OF PRINCIPAL) IF THE BASKET RETURN IS ZERO OR NEGATIVE.

JPMorgan Structured Investments — 95% Principal Protected Notes Linked to the Performance of the U.S. Dollar Relative to a Currency Basket	PS-3

  THE NOTES MIGHT NOT PAY MORE THAN 95% OF THE PRINCIPAL AMOUNT — If the Basket Return is not positive, the Additional Amount will be zero. This will be true even if the Basket Closing Level was higher than the Starting Basket Level at some time during the life of the notes but falls below the Starting Basket Level on the Observation Date. Under these circumstances, as of result of the 95% partial principal protection feature, you will receive only $950 per $1.000 principal amount at maturity (reflecting a 5% loss of principal).
  YOU WILL LOSE PART OF THE PRINCIPAL AMOUNT OF YOUR INVESTMENT IN THE NOTES IF THE BASKET DOES NOT APPRECIATE BY AT LEAST 3.226% — If the Basket Return is less than 3.226%, your payment at maturity will be less than your initial investment in the notes. The minimum payment you will receive for each $1,000 principal amount note held to maturity is $950. You will incur a loss of principal if the Basket Return is less than 3.226%.
  YOUR NOTES ARE SUBJECT TO AN EMBEDDED MAXIMUM PAYMENT AT MATURITY — Because the Basket Currency Return for each Basket Currency is expressed as one minus a fraction equal to the Starting Spot Rate of such Basket Currency divided by the Ending Spot Rate of such Basket Currency, your payment at maturity is subject to an embedded maximum payment at maturity. In no event will the Basket Return equal or exceed 100% and, accordingly, the payment at maturity will not equal or exceed $2,500 per $1,000 principal amount note.
  THE NOTES MIGHT NOT PAY AS MUCH AS AN INVESTMENT IN THE INDIVIDUAL BASKET CURRENCIES — You may receive a lower payment at maturity than you would have received if you had invested in the Basket Currencies individually, a combination of Basket Currencies or contracts related to the Basket Currencies for which there is an active secondary market.
  CHANGES IN THE VALUE OF THE WEIGHTED BASKET CURRENCIES MAY OFFSET EACH OTHER — Because the performance of the Basket is determined by the performance of the European Union Euro, the British Pound Sterling, the Canadian Dollar, the Australian Dollar and the Swiss Franc relative to the U.S. Dollar, your notes will be exposed to currency exchange rate movements in the European Union, the United Kingdom, Canada, Australia, Switzerland and the United States. Movements in the exchange rates of the Basket Currencies may not correlate with each other. As a result, your investment in the notes may only yield a positive return if the U.S. Dollar appreciates relative to the Basket Currencies over the term of the notes. Therefore, for example, in calculating the Ending Basket Level, an increase in the Spot Rate of the British Pound Sterling may be moderated, or more than offset by, lesser increases or declines in the Spot Rate of the European Union Euro.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  NO INTEREST PAYMENTS — As a holder of the notes, you will not receive interest payments.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. For example, one of JPMSI’s duties as calculation agent involves determining the Starting Spot Rate in the manner set forth under “Additional Key Terms — Basket Currency Weights” in this pricing supplement. The Starting Spot Rate may vary, and may vary significantly, from the rates displayed in publicly available sources at 11:00 a.m., New York City time, on the pricing date. If the calculation agent determines that the Starting Spot Rate for one or more Basket Currencies exceeds that reflected in the publicly available information, each affected Basket Currency must achieve a lower level for you to receive more than the principal amount of your notes at maturity. JPMSI will not have any obligation to consider your interests as a holder of the notes in making this determination.
  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Basket on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the expected volatility in the Basket Currencies and the U.S. Dollar;
    the time to maturity of the notes;
    interest and yield rates in the market generally as well as in each of the Basket Currencies’ countries and in the United States;
    the exchange rate and the volatility of the exchange rate among each of the Basket Currencies;
    changes in correlation between the Basket Currency exchange rates;
    suspension or disruption of market trading in any or all of the Basket Currencies or the U.S. Dollar;
    a variety of economic, financial, political, regulatory or judicial events; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — 95% Principal Protected Notes Linked to the Performance of the U.S. Dollar Relative to a Currency Basket	PS-4

Historical Information

The first four graphs below show the historical weekly performance of each Basket Currency expressed in terms of the conventional market quotation, as shown on Bloomberg Financial Markets, for each currency (which, in the case of the European Union Euro (EUR), the British Pound Sterling (GBP) and the Australian Dollar (AUD), is the amount of U.S. Dollars that can be exchanged for one unit of the applicable Basket Currency and, in the case of the Canadian Dollar (CAD) and the Swiss Franc (CHF), is the amount of the applicable Basket Currency that can be exchanged for one U.S. Dollar, and which, in each case, we refer to in this pricing supplement as the exchange rate) from January 3, 2003 through August 15, 2008. The exchange rates of the European Union Euro, the British Pound Sterling, the Canadian Dollar, the Australian Dollar and the Swiss Franc, at approximately 11:00 a.m., New York City time, on August 18, 2008, were 1.47025, 1.86575, 1.06195, 0.86975, and 1.09915, respectively.

The exchange rates displayed in the graphs below are for illustrative purposes only and do not form part of the calculation of the Basket Return. The value of the Basket, and thus the Basket Return, increases when the U.S. Dollar appreciates in value against the individual Basket Currencies. Therefore, the Basket Return is calculated using Spot Rates for each currency expressed, for the Canadian Dollar and the Swiss Franc, as the amount of Basket Currency per one U.S. Dollar, which is largely consistent with the approach used to determine the conventional market quotation for each such Basket Currency set forth in the applicable graphs below and, for the European Union Euro, the British Pound Sterling and the Australian Dollar, as one divided by the amount of U.S. Dollars per one unit of Basket Currency, which is the inverse of the conventional market quotation for each such Basket Currency set forth in the applicable graphs below.

The last graph below shows the weekly performance of the Basket from January 3, 2003 through August 15, 2008, assuming that the Basket Closing Level on January 3, 2003 was 100, that each Basket Currency had the weighting specified under “Additional Key Terms — Basket Currency Weights” on page TS-1 of this pricing supplement and that the closing spot rates of each Basket Currency on the relevant dates were the Spot Rates on such dates. The closing spot rates and the historical weekly Basket performance data in such graph were determined by, for the European Union Euro, the British Pound Sterling and the Australian Dollar, dividing one by the rates reported by Bloomberg Financial Markets and, for the Canadian Dollar and the Swiss Franc, the rates reported by Bloomberg Financial Markets, and may not be indicative of the Basket performance using the Spot Rates of the Basket Currencies at approximately 6:00 p.m., New York City time (or, solely with respect to the Spot Rates on the pricing date, at approximately 11:00 a.m., New York City time, on such date), that would be derived from the applicable Reuters page.

The Spot Rates of the European Union Euro, the British Pound Sterling, the Canadian Dollar, the Australian Dollar and the Swiss Franc, at approximately 11:00 a.m., New York City time, on August 18, 2008, were 0.68016, 0.53598, 1.06195, 1.14976 and 1.09915, respectively, calculated in the manner set forth under “Selected Purchase Considerations — Basket Currency Returns” on page PS-3 of this pricing supplement (except that the Spot Rates were determined at 11:00 a.m., New York city time, instead if 6:00 p.m., New York City time).

We obtained the data needed to construct the graph which displays the weekly performance of the Basket from Bloomberg Financial Markets, and we obtained the exchange rates and the denominators used to calculate the Spot Rates from Reuters Group PLC. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets or Reuters Group PLC. The historical performance of each Basket Currency and the Basket should not be taken as an indication of future performance, and no assurance can be given as to the Spot Rate of any of the Basket Currencies on the Observation Date. We cannot give you assurance that the performance of the Basket will result in a payment at maturity in excess of $950 per $1,000 principal amount of your notes.

JPMorgan Structured Investments — 95% Principal Protected Notes Linked to the Performance of the U.S. Dollar Relative to a Currency Basket	PS-5